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                                    EXHIBIT
                                      10.3
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                       EMPLOYMENT CONTRACT FOR EXECUTIVES

                                     between



________________________________________________________

_______________________________________________

represented by ____________

(hereinafter called the "Company")
- - on the one part -

                                      a n d


Paul Thomason

(hereinafter also called the "Executive")
- - on the other part -


 The Employment Contract has the following contents:


                                     ART. 1
                                RESPONSIBILITIES

(1) Mr. Thomason is employed with the Company as from July 1st, 1996 as Executive.

(2)    The Executive shall be responsible for the following business areas:

       ______________________________________________________

(3)    The Executive reports directly to the Managing Director.

(4) Unless otherwise agreed, the Executive shall place his working capacity exclusively at the disposal and services of the Company and shall promote the interests of the Company to the best of his ability. In conformity with the tasks incumbent upon the
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       Executive as Prokurist, he shall also, if necessary, be at the disposal of the Company outside normal business hours without any special or additional remuneration.

(5) For the duration of this Employment Contract the Executive shall not engage in any competitive business nor in any other kind of commercial business either for his own account or for the account of a third party. He shall not, without the prior consent in writing of the Company, exercise any other professional activity nor participate, directly or indirectly, in any other enterprise or in any other business, nor support any other enterprise or business in any other way, either with or without remuneration.


                                     ART. 2
                       EXTENT OF "PROKURA" AND LIMITATION



(1) The Executive shall - in conjunction and in cooperation with such other manager or managers of the Company as may be appointed from time to time
       - conduct the business and affairs of the Company in accordance with the law as well as in accordance with the directives and/or instructions given to him from time to time by the Managing Director. The Executive shall be bound to comply with such directives and instructions.

(2) The following legal transactions and acts of the Executive shall require previous approval of the Managing Director unless already approved within the framework of accepted budgets or plans or the like:

       (a)    Acquisition, sale and encumbrance of real property;

       (b) acquisition, sale and encumbrance of participations and the exercise of voting rights resulting from such participations;

       (c) conclusion of cartel, joint venture, and enterprise (control) agreements;

       (d) granting of orders for operational plants, machinery, equipment, motor pool, etc. as well as all other investments, which exceeds more than DM 50,000 for each several part;
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       (e)    appointment, revocation of appointment, and dismissal of
              executives and commercial proxies;

       (f) granting of sureties and guarantees, the conclusion of guarantee contracts or other assumption of liability as far as they go beyond the scope of the normal business of the Company;

       (g) granting or taking up loans or other credits, obligations under bill of exchange as far as they go beyond the scope of the normal business of the Company;

       (h) agreements of any description by which the Company is committed for a period in excess of one year;

       (i) the establishment and dissolution of branches and/or permanent establishments;

       (j) commencement of new, or discontinuance of existing, business fields which are of fundamental importance for the Company;

       (k) employment and dismissal of employees receiving remunerations of whatever kind in excess of DM 6,000 per month;

       (l) all other legal acts or transactions going beyond the scope of the normal business of the Company.

       The Managing Director may change the above catalogue without an amendment of this Employment Contract being necessary.


                                     ART. 3
                    SALARY, BONUS, INCENTIVE, FRINGE BENEFITS


(1) In consideration of the services rendered and the obligations undertaken hereunder, the Executive shall receive

       (a) a fixed net annual salary amounting to $ 115,000. In Addition, the Company shall reimburse Mr. Thomason for any payments to German tax authorities with respect to salary or other compensation to the Executive and any payments in
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              respect of social charges. Lump sum payments shall be made in respect of such reimbursements are payable in twelve equal monthly installments at the end of each month;

       (b) an annual bonus in accordance with the Bonus Plan attached hereto as Exhibit 1;

       (c)    a signing Bonus of $ 247,917.

(2) During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, provided such expenses are properly accounted for and otherwise incurred in accordance with the policies of the Company, if any. The Executive shall also be entitled to reimbursement of the Executive's reasonable costs of obtaining advice for tax planning and tax return preparations in all jurisdictions where the Executive is subject to taxation on his Company income and benefits.

(3) Since the Executive maintains a residence with his spouse in Frankfurt am Main, the cost of a reasonably priced apartment at the headquarters location will be borne by the Company, if the headquarter is not located in Frankfurt am Main.

(4) The Company shall provide, at its expense, the Executive with term life insurance and long term disability insurance as well as the Executive and the Executive's dependents with private health insurance coverage.

(5) The Company puts at the disposition of the Executive as a company car a Mercedes E-Class, which he may use also for private purposes. If the Executive is granted leave of absence or suspended from his services according to Art. 8 para (4) or for another reason, he shall return the car to the Company immediately, without receiving any compensation for the suffered loss of usage. All car costs, excluding gasoline and accident costs occurring during a vacation, shall be borne by the Company.

(6) The aforementioned remuneration shall be deemed compensation for all of the Executive's contractual services, including surplus, overtime, and weekend work as well as travel time. Income from activities outside of the Company, which are assumed in the interest or upon request of the Company shall reduce the remuneration set forth in Art. 3 para (1).
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(7)    All personal taxes and deductions due on the financial and material benefits according to this Contract shall finally be borne by the Company.

(8) The amount of the salary shall be reviewed in annual intervals, without obliging the Company to increase the salary.


                                     ART. 4
                                   DISABILITY

(1) The Executive shall be obliged to notify the Company without delay of any case when he is disabled, to state the reasons and the foreseeable duration of such disability.

(2) If the Executive is temporarily prevented from working due to a disability caused by illness or another reason not caused by his fault, he will continue to receive payments according to Art. 3 para (1) for an uninterrupted duration of up to six months. Any compensation which he receives due to his disability from public or private health, hospital/illness income-loss, accident or other insurance will be credited to his remuneration according to Art. 3.

(3) If the disability was caused by events that lead to damage claims of the Executive against a third party, these claims are hereby assigned to the Company up to the amount of the payment according to Art. 4 para (3). The Executive shall submit a written statement of assignment to the Company on demand and supply the information necessary to exercise the claim.


                                     ART. 5
                                    VACATION

(1) The Executive shall be entitled to an annual vacation of 25 working days. The vacation shall be taken in parts each of which must not exceed 2 weeks. The vacation is to be agreed upon with the Remuneration Committee, the Managing Director as well as any other Executive, taking into consideration the requirements of the business.

(2) The vacation shall be taken no later than on 31 March of the following year. The Executive is not permitted to carry forward the vacation any further or to request remuneration for any vacation days not taken.
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                                     ART. 6
                                     SECRECY

(1) The Executive shall keep absolute secrecy regarding the activities and the affairs of the Company and/or its shareholders and/or the other companies of the Kabelmedia Group as well as regarding all Company related information whatsoever received or acquired by him in the exercise or as a result of or otherwise in connection with his activities for the Company in respect of the Company and/or its shareholders and/or other companies of the Kabelmedia Group and, in particular, not to use them or let them use to the detriment of the Company. This subsection shall not apply to information revealed to third parties on behalf of the Company e.g. to Stock Exchange Officials or to banks.

       Such obligation also continues after the termination of this Employment Contract, no matter for what reason.

(2) For every case of culpable contravention against this secrecy obligation the Executive shall pay to the Company a contractual penalty in the amount of 50 % of his last earned annual remuneration pursuant to Art. 3 para (1)(a). The Company expressly reserves the right to claim further damages exceeding the amount of the contractual penalty. If a contravention is continued in spite of a cease and desist request, the penalty shall become due anew with the beginning of any month from time to time. The company reserves the right to claim performance of this secrecy clause in addition to the contractual penalty and/or damages.

(3) The Executive shall keep all documents and information about matters of the Company's business, its participations in other companies or of companies directly or indirectly participating in the Company, including copies and private records of these under lock and submit these to the Company anytime upon request or in any event upon termination of this service and shall ensure that the returned records are complete in all respects. Upon termination of this Employment Contract, the Executive shall deliver to the Company all data and documents, evidence and correspondence relating to the Company and/or the Company's subsidiaries or their products. This shall also apply to the personal notes and private correspondence of the Executive, as far as the same concerns the Company and/or the Company's subsidiaries. The Executive shall have no right to retain any documents or things belonging to the Company, its participations or any companies participating in the Company.
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                                     ART. 7
                           NON-COMPETITION OBLIGATION

(1) The Executive shall not, during a period of two years following the termination of this Employment Contract, irrespective of who terminated the Employment Contract and for what reason, take any position of employment within the Federal Republic of Germany with an enterprise which, partly or wholly, is engaged in business competitive with that of the Company, nor shall the Executive, directly or indirectly, participate in any such enterprise, business or business activities or engage in activities for any such business or business activities, also not on his own or by lending his name.

       Furthermore, the Executive shall not, during the two-year period referred to in the first sentence of this subparagraph, entice away any employees of the Company or its affiliated companies or to cause them to leave the Company or its affiliated companies.

(2) In consideration of the non-competition obligation under Art. 7 para (1) and as long as such obligation is in force the Company shall pay to the Executive 50 % of his annual salary which shall be calculated in the following manner: The average of the annual bonuses paid in the last three years is to be added to the net annual salary set forth in Art. 3 para (1) (a). This amount shall be paid in monthly installments of 1/12 each.

(3) For every case of contravention against this non-competition obligation the Executive shall pay to the Company a contractual penalty in the amount of 50 % of the last earned annual remuneration pursuant to Art. 3 para (1)(a). The Company expressly reserves the right to claim damages exceeding the amount of the contractual penalty. If a contravention is continued in spite of a cease and desist request, in particular in the event that a new employment has been entered into by the Executive, the penalty shall be payable at the beginning of each month while such contravention continues. The Company reserves the right to claim specific performance of this non-competition clause in addition to the contractual penalty and/or damages.

(4)    Sections 74 c and 75 a Commercial Code (HGB) shall apply in according fashion.
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                                     ART. 8
                              DURATION, TERMINATION

(1) This Employment Contract shall become effective July 1st, 1996 and is concluded for an indefinite period of time.

       This Employment Contract may be terminated by either party at any time after the second anniversary hereof by giving notice to that effect to the other party. Such notice shall be effective at the end of the calendar month following the month in which it is given, except that, in the event that the Company shall terminate the Employment Contract in such manner and the Executive does not start any court proceedings (especially dealing with termination protection issues) within a period of four weeks, such notice will be effective 12 months after the end of the calendar month in which it is given.

(2) The right to terminate the Employment Contract forthwith for cause shall remain unaffected. For example, the Company shall be entitled to terminate the employment forthwith if the Executive culpably (schuldhaft) contravenes the obligations undertaken hereunder and/or the written instructions given to him by his superiors.

(3)    Any notice of termination has to be given in writing.

(4) Upon notice of termination having been given for whatever reason by whatever party, the Company shall be at liberty at any time pending effective termination or expiration of the Employment Contract to grant leave of absence to the Executive and to suspend him or to dispense with his further services partly or wholly without prejudice, however, to the rights and obligations of the parties otherwise existing under this Contract. The bonus payment will be not affected by such suspension or termination.

(5) This Employment Contract shall end automatically, without a notice of termination being necessary, with the elapsing of the month in which the Executive has completed his 65th year of life.
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                                     ART. 9
                                  MISCELLANEOUS

(1) In the event that any of the provisions contained in this Contract becomes invalid for any reasons whatsoever, such invalidity shall not affect the validity of the remaining contractual provisions. An invalid provision shall be replaced by a new clause, which meets the sense and purpose of the invalid provision as far as possible.

(2) The provisions of this Employment Contract shall replace all previously made verbal or written agreements. Each change or amendment to this Employment Contract, including but not limited to this provision, shall require a written agreement between both parties to make it valid.

(3) This Employment Contract is subject to the laws of the Federal Republic of Germany.


________________________________
(Place/Date)



_____________________              _____________________________

(_____________)                    (_____________________)
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Exhibit 1


                                   BONUS PLAN


Mr. Paul Thomason is the Prokurist of Kabelmedia Holding GmbH. In addition to a fixed salary in the amount of $ 115,000, according to art. 3 (1) of his employment contract he receives further bonus payments. Pursuant to art. 3 (1)
(a) of the employment agreement, the amount of such annual bonus payments results from the application of the bonus factor to the above mentioned fixed salary of Mr. Thomason according to the following formula:

1. If the ratio of four times operating cash flow for the period April - June 30 in any year to invested capital as of June 30 of such year is less than 8% or 10%, as the case may be, no bonus will be paid.


2.       a)       If the ratio of operating cash flow to invested capital
                  amounts in the first year of this Employment Contract to 8%, the bonus factor is 10%. In the follwing years of this Employment Contract the bonus factor is 10%, if the ratio of operating cash flow to the invested capital amounts to 10%.

         b) With every full percentage exceeding the operating cash flow ratio of 8% or 10%, as the case may be, mentioned under para.
                  a), the bonus factor will increase accordingly by 5% in absolute figures.


3. If the ratio of operating cash flow to the invested capital amounts to or exceeds 23% in the first year of this Employment Contract of the Company, the bonus factor is 85%. In the following year of this Employment Contract the bonus factor is 85%, if the ratio of operating cash flow to the invested capital amounts to 25%.

The aforementioned formulas shall apply respectively if the amounts in question include decimal places.

The company shall reimburse Mr. Thomason any payments to German tax authorities caused by these Bonus payments.


The term "invested capital" used in this bonus plan means:
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         -        contributed capital, including the shareholders' loans
                  converted into capital surplus (any reductions of the surplus caused by losses shall not be taken into consideration for the purpose to determine the Invested Capital in this Bonus Plan) plus

         -        all indebtedness for borrowed money.


The Term "operating cash flow" used in this bonus plan means:

         for any period, the Net Revenue in that period plus all other operating revenue in that period less the sum of all operating costs and expenses in that period before deduction of depreciation, amortisation and interest, calculated and prepared in accordance with US Generally Accepted Accounting Principles.